This pricing supplement, which is not complete, relates to an automatically effective Registration Statement under the Securities Act of 1933, as amended. We may not sell the notes until we deliver a final pricing supplement. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these notes in any jurisdiction where such an offer would not be permitted.

Subject to completion, dated March 02, 2015

Prudential Financial InterNotes®, Due One Year or More from Date of Issue

Filed under Rule 424(b)(2), Registration Statement No. 333-180020

Preliminary Pricing Supplement No. 8 - Dated Monday, March 2, 2015. To Prospectus Dated March 9, 2012 and Prospectus Supplement dated March 9, 2012

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Interest Type	Interest Rate	Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount	Survivor’s Option*	Product Ranking
74432AZD5	[ ]	100.000%	3.150%	[ ]	Fixed	4.250%	Semi-Annual	03/15/2045	09/15/2015	$21.60	Yes	Senior Unsecured Notes

Subject to our redemption right, we will pay you interest on the notes on a Semi-Annual basis on Mar 15th and Sep 15th. The first such payment will be made on Sep 15, 2015. The interest rate per annum and stated maturity date are set out above. The regular record dates for your notes are each business day preceding each date on which interest is paid.

Any notes sold by the selling agents to securities dealers, or by securities dealers to certain other brokers or dealers, may be sold at a discount from the initial selling price up to 1.8000% of the principal amount.

Redemption Information: Callable at 100.000% on 03/15/2020 and every interest payment date thereafter.

This tranche of Prudential Financial, Inc. InterNotes (CUSIP 74432AZD5) will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring on 03/15/2020 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of this tranche of Prudential Financial, Inc. InterNotes plus accrued and unpaid interest thereon, if any, upon at least 30 Calendar Days prior notice to the noteholder and the trustee, as described in the prospectus supplement.

Additional Information: The notes do not amortize and are not zero coupon or original discount notes.

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Barclays, Citigroup, Credit Suisse, Deutsche Bank Securities, Fidelity Capital Markets, J.P. Morgan, Morgan Stanley, Siebert Capital Markets,Ramirez & Co., Inc., RBC Capital Markets, UBS Investment Bank, Wells Fargo Advisors, LLC

Prudential Financial, Inc.

Offering Dates: Monday, March 2, 2015 through Monday, March 9, 2015

Trade Date: Monday, March 9, 2015 @ 12:00 PM ET

Settlement Date: Thursday, March 12, 2015

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book-Entry only

DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date, redemption date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date, redemption date or interest payment date (following unadjusted business day convention).

* The survivor’s option feature of your note is subject to important limitations, restrictions and procedural requirements further described on page S-49 of your prospectus supplement.

The Bank of New York will act as trustee for the Notes. Citibank, N.A., will act as paying agent, registrar and transfer agent for the Notes and will administer any survivor’s options with respect thereto.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Prudential Financial, Inc. Prudential Financial Retail Medium Term Notes, including Prudential Financial Internotes® Prospectus Dated March 9, 2012 and Prospectus Supplement Dated March 9, 2012